Exhibit 10.6

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JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is made and entered into effective as of the 14th day of January, 2014 by and between Neogames Network Limited (“NG”), a corporation incorporated under the laws of Malta, with its principal offices located at 135 High Street, Sliema, SLM 1548, Malta and Pollard Banknote Limited (“Pollard”), a corporation incorporated under the laws of Canada with its registered office located at 1499 Buffalo Place, Winnipeg, MB Canada R3T 1L7, each individually sometimes referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Pollard and its subsidiary entities are full service lottery vendors in the business of manufacturing instant lottery tickets and providing related programming, design and marketing support to national and state lotteries in North America, Europe, Asia and Central and South America; and

WHEREAS, NG, in itself, or through its affiliated entities, is a leading global developer, provider and operator of internet lottery, scratch cards, instant win games and slots and other online gaming solutions (the “NG Gaming Offering”); and

WHEREAS, the State of Michigan, Bureau of State Lottery (the “Lottery”) issued a Request for Proposals (RFP Number: MSL 12-001) dated January 8, 2013, soliciting competitive proposals from qualified vendors to provide the Lottery with the development, implementation, operational support and maintenance of an online lottery system (the “iLottery System”) and various lottery games (the “iLottery Games”) (the Request for Proposals and any addendum thereto are collectively referred to as the “RFP”); and

WHEREAS Pollard, in consultation with and reliance upon NG as its Substantial Subcontractor (as such term is defined in the RFP), submitted a proposal on March 21, 2013 (the “Proposal”) for the development, implementation, operational support and maintenance of the iLottery System and the iLottery Games based on the NG Gaming Offering; and

WHEREAS the Lottery has selected Pollard as the “Successful Bidder” or “Contractor” (as such terms are defined in the RFP) to provide the Lottery with the iLottery System, iLottery Games and related services; and

WHEREAS Pollard and NG desire to establish a joint venture (the “Joint Venture”) for the purpose of enabling Pollard, as prime contractor, to enter into a contract with the Lottery for the development, implementation, operational support and maintenance of the iLottery System and iLottery Games pursuant to the terms and conditions of the RFP and the Proposal and in reliance upon NG, as Pollard’s Substantial Subcontractor, as the developer, provider and operator of the NG Gaming Offering (the “Contract”),; and

WHEREAS, it is the intention of the Parties that the benefits and obligations of the Contract be borne equally by the Parties to their mutual benefit and risk; and

WHEREAS the Parties wish to set out the basic terms and conditions pursuant to which the Joint Venture will be formed, operated and governed;

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NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Basic Structure

1.1.	Purpose. The purpose of the Joint Venture is to define the terms and conditions under which NG shall be responsible for the performance of the NG Services and Pollard shall be responsible for the performance of the Pollard Services in connection with the Contract or in respect of any other existing, related or different products or business activities undertaken by the Joint Venture as may be agreed by the Parties pursuant to the terms and conditions set out below (collectively, the “Joint Venture Activities”).

1.2.	Scope of Exploitation. The Parties acknowledge and agree that, as between the Parties, the Joint Venture shall have the sole and exclusive right to develop, implement, support and maintain the iLottery System for and on behalf of the Lottery within the State of Michigan (the “Territory”) during the Term (defined below). In addition, and without limiting the generality of Paragraph 2.9 below, the Parties shall consider additional sales opportunities for the NG Gaming Offering during the Term.

1.3.	Duration. Unless otherwise extended or terminated pursuant to the terms of this Agreement, this Agreement shall come into effect as of the date of this Agreement and continue in effect until the expiration or termination of the Contract (the “Term”).

1.4.	Exclusivity. Subject to Paragraph 7.1, the Parties acknowledge and agree that during the Term, neither of them shall participate in the Territory in any venture or ventures which are in any way competitive with the Joint Venture. Without limiting the generality of the foregoing, it is understood that a Party will be deemed to be competitive with the Joint Venture if it is engaged in or otherwise involved in the development, implementation, operational support or maintenance of an internet gaming platform in the Territory.

1.5.	Contributions. The Parties agree to contribute those goods, services, property and expertise (collectively, the “Contributions”) as set out in Schedule “B” attached hereto (the “Contributions Schedule”), which Contributions shall be the sole contributions of any kind (whether financial or otherwise) required of either Party at the outset of the Joint Venture. Each of the Parties will be the exclusive provider of its respective Contributions to the Joint Venture, meaning that the Joint Venture will not acquire from any other third party in connection with the Contract, contributions which are similar to each Party’s respective Contributions.

1.6.	Mutual Approval. Except as expressly set out in this Agreement, and further to the Parties engaging in consultation pursuant to Paragraph 2.1 below, each Party shall have final approval over those aspects and matters of the Joint Venture wholly-relating to their respective Contributions. All other aspects of the Joint Venture, the Joint Venture Activities and the iLottery System shall be subject to mutual approval of the Parties (“Mutual Approval”). In particular, and without limiting the generality of the foregoing, the following matters relating to the Joint Venture shall be subject to Mutual Approval:

(i)	all elements of the iLottery System (whether provided for in the Proposal or developed subsequently) including, without limitation, the design specifications and functionality thereof;

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(ii)	the entry by Pollard on behalf of the Joint Venture into the Contract and any Third Party Contracts (defined below);

(iii)	the manner, nature and extent of additional contributions (financial or otherwise) that may be required (and from which party) to maximize Joint Venture profit and/or cashflow;

(iv)	the reimbursement out of Gross Receipts of reasonable expenses incurred and evidenced in writing by either NG or Pollard on behalf of the Joint Venture other than those categories of expenses specifically listed as reimbursable expenses in Schedule “C” hereto;

(v)	the pledge of any assets of either Pollard or NG on behalf of the Joint Venture to secure any obligation of the Joint Venture; and

(vi)	all elements of the Marketing Plan (whether provided for in the Proposal or developed subsequently) including, without limitation, the development of retailer and affiliate programs;

(vii)	the institution of any litigation, arbitration or other judicial or administrative proceedings by or on behalf of the Joint Venture.

In the event that the Parties cannot mutually agree within twenty one (21) Business Days on any aspect of the Joint Venture requiring Mutual Approval (including after engaging in consultation as per Paragraph 2.1 below), the Parties shall refer the matter to arbitration in accordance with the provisions of Paragraph 8.3(c) hereof.

2.	THE PARTIES’ Operational Services

2.1.	Consultation. Forthwith upon full execution of this Agreement, the Parties agree to consult with each other on a regular basis in order to finalize, adopt and implement a detailed strategic and operational plan with respect to the specifications, functionality, pricing and other attributes of the Proposal and the iLottery System (the “Strategic Plan”).

2.2.	Steering Committee. The Parties agree to consult with each other regularly during the Term on the Strategic Plan and to discuss such Additional Opportunities (defined below) and/or such other matters as the needs and requirements of the Joint Venture evolve and/or change. To facilitate such consultation, and to ensure the timely implementation of the Strategic Plan, the Parties shall establish a steering committee which shall be comprised of (i) two designated representatives from Pollard (the “Pollard Representatives”), (ii) two designated representatives from NG (the “NG Representatives”) and (iii) such number of other participants as the Pollard Representatives or the NG Representatives may invite from time to time (collectively, the “Steering Committee”).

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Until the launch of the iLottery System, the Steering Committee shall meet whether in person or electronically, at least once every two weeks or more frequently as the members of the Steering Committee may determine and, thereafter, at least once every month.

The Steering Committee shall have full power and responsibility to manage the implementation of the Strategic Plan. Decisions of the Steering Committee, and approval of any aspect of the Joint Venture requiring Mutual Approval pursuant to Paragraph 1.6, shall be subject to the unanimous consent of each of the Pollard Representatives and the NG Representatives.

2.3.	Discussions with Lottery. Pollard, at all times, shall keep NG fully involved in all of its discussions and negotiations with the Lottery in connection with the Contract, and shall not agree to undertake any obligation or grant any warranty in connection with the Contract, which relates to NG Services, without keeping NG fully informed of such undertaking or warranty and obtaining NG’s prior consent to it.

2.4.	Engagement with Third Party Service Providers. The engagement by the Joint Venture of third party service providers (each, a "Service Provider") in any material contracts, including with respect to payment processing, player identity, geo-location and hosting services, shall be conducted solely by Pollard subject, in each instance, to the Mutual Approval of the Parties pursuant to Subsection 1.6(ii) (each, a “Third Party Contract”).

Pollard, at all times, shall keep NG fully involved in all of its discussions and negotiations with Service Providers, and shall, as appropriate, request that the benefit of any rights, legal or equitable, conferred upon Pollard pursuant to any Third Party Contract, be extended to NG, including with respect to the indemnification of NG and the protection of NG’s confidential and proprietary information and materials. In the event that any of these rights are not extended to NG, Pollard shall immediately notify NG to that effect and Pollard will facilitate the negotiations between NG and Service Provider of such legal agreements as NG may require. NG acknowledges and agrees that the conferment of third party beneficiary status pursuant to any Third Party Contract, although desirable, may not be attainable.

2.5.	NG’s Services. Pollard hereby engages NG to provide the following NG Services and NG hereby accepts such engagement and agrees to be solely responsible for, and to pay (subject to reimbursement of those categories of expenses listed in Schedule “C” hereto), any and all sums incurred relating to its services as follows (collectively, the “NG Services”) upon and subject to the terms and conditions of this Agreement:

(i)	development, integration, operational support and maintenance of the iLottery System;

(ii)	development and integration of iLottery Games for and on behalf of the Lottery within the State of Michigan in order to fulfill the requirements of the Contract;

(iii)	acting as a point of contact to the Service Providers under any Third Party Contracts, in connection with the technical aspects of the iLottery System and iLottery Games; and

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(iv)	third party integrations.

NG shall be the exclusive provider of such services to Pollard.

NG acknowledges and agrees that the quality of the technology, products and content developed by NG for use in the operation of the iLottery System shall be of the highest commercial standard consistent with industry best practices.

2.6.	Pollard Services. NG hereby engages Pollard to provide the following Pollard Services and Pollard hereby accepts such engagement and agrees to be solely responsible for, and to pay (subject to reimbursement of those categories of expenses listed in Schedule “C” hereto), any and all sums incurred relating to its services as follows (collectively, the "Pollard Services") upon and subject to the terms and conditions of this Agreement:

(i)	management of the relationship between the Joint Venture and the Lottery, subject to Paragraphs 2.1, 2.2 and 2.3;

(ii)	contracting party to the Contract, subject to Paragraph 2.3;

(iii)	contracting party to the Third Party Contracts, subject to Paragraphs 2.3 and 2.4.

(iv)	advisory services, including content development, strategic planning, sales and marketing support, brand management, research and development and advice regarding integration of other Lottery products;

(v)	account management services including business planning, cash flow management and forecasting, accounts receivable management (including billing, and collection) and accounting services (including accounts payable and internal financial reporting);

(vi)	identification, preparation and execution of all marketing, promotional and advertising efforts in respect of the iLottery System, iLottery Games and related content (the “Marketing Plan”) to create awareness and to promote responsible gaming;

(vii)	instant ticket game expertise including access to Pollard’s game design capabilities including artwork and graphic design, play style, game logic, prize structures and game programming, as appropriate;

(viii)	First-level customer support services through the employment of such number of staff as may be required from time to time at Pollard’s leased facilities in Michigan.

Pollard shall be the exclusive provider of such services to NG.

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2.7.	Joint Services. Any of the services and obligations to be performed pursuant to the Contract not specifically assigned to NG or Pollard pursuant to Paragraphs 2.5 or 2.6, including without limitation in connection with customer support, data centers and project staffing, shall be considered the joint responsibility of the Parties and undertaken and paid for on an equal basis by the Parties (the “Joint Services”).

2.8.	Server. The Parties shall be responsible mutually for the set up of the data centres, including the servers, in the Territory in accordance with the requirements of the Lottery under the Contract, including, all relevant hardware and software, while NG will be responsible for the technical aspects and Pollard for the operational aspects of the set up and operation of the servers. Pollard shall ensure that NG is provided with remote access to the servers as to allow it to install the iLottery System and iLottery Games.

2.9.	Additional Opportunities. In addition to the obligations set forth above, the parties agree to mutually explore any other opportunities (the “Additional Opportunities”) for the further marketing, distribution and exploitation of the NG Gaming Offering to other national and state lotteries in the United States & Canada. NG expressly acknowledges and agrees that the Joint Venture shall have an exclusive pre-emptive right to exploit any and all Additional Opportunities that may be conceived and that the participation of the Joint Venture in any such Additional Opportunities is subject to Mutual Approval pursuant to Paragraph 1.6 and otherwise on an equal basis as between the parties. The parties further agree that any and all third-party offers, solicitations or enquiries in respect of Additional Opportunities shall be presented to the other Joint Venture party in order that the Joint Venture may determine whether to pursue such opportunity.

3.	Joint Venture Revenue

3.1.	Disposition of Gross Receipts. Except as otherwise expressly agreed by the Parties in writing, gross receipts actually received and derived from the Contract (“Gross Receipts”) shall be allocated and disposed of on a continuous rolling-basis as follows:

(i)	First, to payment of all taxes, duties, and governmental tariffs, if any, (including but not limited to goods and services taxes and any applicable provincial, state or federal sales, consumption, use or excise taxes, import or export duties, stamp duties, withholding taxes or other assessments but excluding income taxes) derived from and/or imposed on the operation by the Joint Venture of the iLottery System;

(ii)	Second, subject to Mutual Approval, to the reimbursement of direct and verifiable third party expenses;

(iii)	Third, to the reimbursement of the pro-rata share of those categories of direct and verifiable reasonable expenses related to the Joint Services (which are not third party expenses) or the pro-rata share of those categories of direct and verifiable reasonable expenses listed in Schedule “C” actually incurred by either NG or Pollard and evidenced in writing, without mark-up, in the operation of the iLottery System or in respect of the Marketing Plan;

(iv)	Fourth, balance of Gross Receipts (“Net Receipts”) to be shared ratably between NG and Pollard on equal shares (50%-50%).

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Except as otherwise expressly agreed by the Parties in writing, there shall be no deductions from or allocation of, Gross Receipts other than as set forth above in this Paragraph 3.1. To the extent that Gross Receipts are, at any time, insufficient for the purposes of reimbursing direct and verifiable third party expenses pursuant to Paragraph 3.1(ii) or direct and verifiable expenses of the Parties pursuant to Paragraph 3.1(iii), such obligations or commitments shall, in accordance with the principles outlined in Paragraph 4.2, be borne by the party incurring the obligation or commitment and reimbursed ratably (as to 50%) by the other party.

3.2.	Tax; Insurance. Each Party shall be solely responsible for, and shall pay, any and all income taxes derived from and/or imposed on it as a consequence of its participation in the Joint Venture; Each Party shall be solely responsible for, and shall pay, all its insurance costs in connection with its participation in the Joint Venture. Pollard shall independently maintain throughout the Term, the minimum levels of insurance coverage specified in the RFP and, in the case of claims-made Commercial General Liability policies, shall secure tail coverage for at least three (3) years following the expiration or termination for any reason of this Agreement. NG shall independently maintain throughout the Term such comparable minimum levels of insurance as are appropriate in connection with its participation in the Joint Venture.

3.3.	Collection Account. All Gross Receipts actually received shall be deposited in a collection account (the “Collection Account”) maintained by Pollard, subject to Subparagraph 7.1(i). If either of the Parties receives any Gross Receipts (either inadvertently or not) prior to the disposition of funds set forth in Paragraph 3.1 above, it shall be deemed to hold such monies in trust for the benefit of the Joint Venture.

3.4.	Reporting/Audit Rights. Pollard shall render to NG the accounting statements in respect of Gross Receipts and Net Receipts on a monthly basis during the Term, whether or not any Net Receipts are shown to be due to the Parties, and such statements shall be accompanied by payment of Net Receipts, if any, for that particular monthly period. Pollard agrees to keep accurate books of account and records and shall allow NG or its representatives, during the Term and for a period of twelve months thereafter, to audit said books of account and records and to make copies thereof at each Party’s sole expense. If any underpayment in the amount of 5% or more is disclosed by an audit, the actual and reasonable costs of that audit shall be borne by Pollard.

3.5.	Other Revenues. Except as otherwise agreed in writing by the Parties, any and all revenues derived from Joint Venture Activities, operations or business of any kind whatsoever pursuant to this Agreement (including revenues derived from Additional Opportunities) shall be shared ratably between NG and Pollard on equal shares (50%-50%).

4.	Rights/Interest in Joint Venture

4.1.	Interest in Joint Venture. Each of Pollard and NG shall retain all right, title and interest in and to all documents, materials, software, facilities or other items developed or prepared by such Party under this Agreement or respectively contributed to the Joint Venture. The Joint Venture shall not acquire any ownership or other interest in any property of the Parties by reason only of this Agreement, it being understood that all present and future property of each Party, including intellectual property rights, is and shall remain their separate property.

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4.2.	Costs and Expenses Relating to the Joint Venture. Any obligations incurred by each of Pollard and NG in connection with the Joint Venture (other than their respective obligations in respect of the Contributions and, in the case of Pollard, the Pollard Services or, in the case of NG, the NG Services), shall be borne by the Parties in equal proportions and neither Pollard nor NG will undertake or incur any obligations or commitments on behalf of the other or on behalf of the Joint Venture (except as expressly set out in this Agreement).

4.3.	License of Rights to Pollard. Concurrent with the execution of this Agreement, and effective as of the date of the Contract, the Parties agree to execute the form of Software License and Services Agreement attached as Schedule “A” to this Agreement and forming an integral part hereof (the “License Agreement”). Subject to Pollard’s ongoing performance of the Pollard Services, NG shall grant to Pollard during the Term, an irrevocable (subject to the terms of the License Agreement) and exclusive right to use, in the Territory during the term of the Contract, the NG Intellectual Property Rights (as defined below) contained in or in respect of, the iLottery System and the iLottery Games in accordance with the conditions of the License Agreement. It is the intention of the Parties that the License Agreement (i) be consistent with the terms and conditions of the Contract, (ii) be consistent with the terms and conditions of this Agreement, and (iii) contain such other representations, warranties, conditions, covenants and indemnities and other terms that are customary for transactions of this kind and which are consistent with the representations, warranties, conditions, covenants, indemnities and other terms owed by Pollard to the Lottery pursuant to the Contract, including without limitation, liquidated damage provisions.

4.4.	Intellectual Property Rights. All right, title and interest of whatever nature in and to all NG Intellectual Property Rights (including any customizations, scale-up and developments that may be made in order to comply with the requirements of the RFP, the Contract or any existing or future regulation), are, and shall remain, the exclusive property of NG. Except as expressly set forth in the License Agreement, Pollard acknowledges that, as between itself and NG, it shall not acquire any right in the NG Intellectual Property Rights.

For the purpose of this Agreement, the term “NG Intellectual Property Rights” means any and all intellectual property rights, including without limitation patents, trademarks, design rights, copyrights, database rights, trade secrets and all rights of an equivalent nature anywhere in the world, as well as any right in any documents, proposal, materials, software, or other items, related to the NG Gaming Offering or provided, developed or prepared by NG in connection with the iLottery System and iLottery Games, including any customizations, scale up and developments to the NG Gaming Offering that may be made in order to comply with the requirements of the RFP, the Contract or any existing or future regulation.

5.	Representations and Warranties/Indemnities/Insurance

5.1.	NG Representations and Warranties. NG represents, warrants and covenants to Pollard as follows and acknowledges that Pollard has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

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(i)	the execution, delivery and performance by it of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action on its part;

(ii)	this Agreement constitutes a valid and binding agreement enforceable in accordance with its terms and does not conflict with any other agreements to which it is a party;

(iii)	NG has the unimpaired and unencumbered right to convey the rights granted in this Agreement and the License Agreement and that the use of the NG Gaming Offering, the NG Intellectual Property Rights and any elements thereof by Pollard in its performance of the Contract or in the development, implementation, operational support and maintenance of the iLottery System will not, to the best of its knowledge, violate any rights or copyright interests of any person or entity (and NG has obtained any consents, waivers or licenses so required);

(iv)	it is or will be the legal and beneficial owner or authorized licensor of all intellectual property rights in the NG Gaming Offering, the NG Intellectual Property Rights and any elements thereof, the use of which by Pollard in its performance of the Contract or in the development, implementation, operational support and maintenance of the iLottery Systems, to the best of its knowledge, does not and will not infringe on any Intellectual Property Rights whatsoever of any person and that neither the iLottery System nor any iLottery Games will, to the extent legally or beneficially owned or licensed by NG: (1) be libelous, slanderous, defamatory, obscene, pornographic, abusive or otherwise offensive, objectionable or unlawful; (2) constitute or encourage conduct that would constitute a criminal offence; or (3) fail to comply with any applicable laws, rules, regulations or court orders;

(v)	it will comply with all applicable regulatory requirements relating to or in connection with internet gaming; and

(vi)	there is no claim, suit, action or other proceeding, that NG is aware of that has been currently filed, pending or threatened in respect of the NG Gaming Offering or the NG Intellectual Property Rights (including, without limitation, any infringement claims).

5.2.	Pollard Representations and Warranties. Pollard represents, warrants and covenants to NG as follows and acknowledges that NG has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

(i)	the execution, delivery and performance by it of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action on its part;

(ii)	this Agreement constitutes a valid and binding agreement enforceable in accordance with its terms and does not conflict with any other agreements to which it is a party;

(iii)	Pollard has the unimpaired and unencumbered right to convey the rights granted in this Agreement and that the use of any intellectual and industrial property rights owned by, or licensed for use to, Pollard including, without limitation (1) copyrights, (2) trademarks, (3) trade secrets, (4) industrial and artistic designs and (5) proprietary, possessory or other ownership rights and interests (collectively, the “Pollard Intellectual Property”) and any elements thereof by NG in the development of the iLottery System and any iLottery Games will not, to the best of its knowledge, violate any rights or copyright interests of any person or entity (and Pollard shall have obtained any consents, waivers or licenses so required);

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(iv)	it is the legal and beneficial owner or authorized licensor of all intellectual property rights in the Pollard Intellectual Property and any elements thereof, the use of which by NG in the development of the iLottery System and any iLottery Games, to the best of its knowledge, does not and will not infringe on any intellectual property rights whatsoever of any person and the Pollard Intellectual Property will not: (1) be libelous, slanderous, defamatory, obscene, pornographic, abusive or otherwise offensive, objectionable or unlawful; (2) constitute or encourage conduct that would constitute a criminal offence; or (3) fail to comply with any applicable laws, rules, regulations or court orders.

(v)	it will comply with all applicable regulatory requirements relating to or in connection with the Pollard Services hereunder;

(vi)	there is no claim, suit, action or other proceeding, that Pollard is aware of that has been currently filed, pending or threatened in respect of the Pollard Intellectual Property (including, without limitation, any infringement claims); and

(vii)	it shall not undertake, authorise or permit the reproduction, reverse engineering, modification, adaptation, error correction, amendment or creation of works on the basis of the NG Gaming Offering or the NG Intellectual Property Rights. For the avoidance of doubt, the term "adaptation" shall include the development of additional or amended features or design elements.

5.3.	Indemnity. Each Party (“Indemnifier”), at its own expense, will indemnify, defend and hold harmless the other Party, its affiliates and partners and their respective employees, representatives, agents, associates and affiliates (together, the “Indemnified Parties”), for direct costs and damages suffered or incurred by the Indemnified Party in excess of any sums received under the Indemnifier’s insurance policy, in connection with any claim, suit, action, or other proceeding (each a “Claim”) brought against any Indemnified Parties to the extent such Claim is based on, in connection with, or arising from Indemnifier’s breach of: (i) in the case of Pollard, the Pollard Services or, in the case of NG, the NG Services, (ii) its covenants, representations or warranties, (iii) confidentiality obligations, (iv) subject to Paragraph 7 of the License Agreement, infringement or alleged infringement of third party intellectual property rights or (v) from direct costs or liquidated damages assessed against or incurred by the Indemnified Party pursuant to the Contract, to the extent arising directly from the act or omission of the Indemnifier or anyone acting on its behalf, unless the loss, cost or damage is caused by or arises from any act or omission, negligence or misconduct by an Indemnified Party or any third person. Indemnifier will pay all costs, damages, and expenses, including, but not limited to, actual legal fees and costs awarded against or otherwise incurred by the Indemnified Parties hereunder in connection with or arising from any such claim, suit, action or proceeding but specifically excluding indirect or consequential losses, loss of profits, punitive or exemplary damages.

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6.	Limitation of liability

6.1.	To the extent permitted under applicable law, neither Party, nor any of its affiliates, partners and their respective employees, representatives, agents and associates, shall be liable toward the other Party for any indirect, consequential, incidental or special damages suffered by the other Party, arising from any claim or action hereunder (including without limitation loss of profits) based on contract, tort or other legal theory, and whether advised of the possibility of such damages.

6.2.	Nothing in this Paragraph 6 or elsewhere in this Agreement shall operate to exclude or limit either Party’s liability toward the other Party for (i) death or personal injury caused by its negligence or intentional misconduct; (ii) fraud; or (iii) breach of confidentiality Services.

7.	Termination

7.1.	Notwithstanding the foregoing, this Agreement may be terminated by either Party:

(i)	immediately upon written notice if the other Party becomes insolvent, files a petition in bankruptcy, makes an assignment for the benefit of its creditors or otherwise ceases to carry on business, or threatens to cease to carry on business, proposes an arrangement or compromise to its creditors, or undergoes any corporate or other form of reorganization or restructuring for purposes of dealing with its creditors; or

(ii)	immediately upon written notice if the other Party breaches any of its obligations under this Agreement (including any representations and warranties) in any material respect, any of which breaches is not remedied within thirty (30) days following written notice to such breaching Party.

7.2.	Effects of Termination.

(i)	If this Agreement is terminated pursuant to Paragraph 7.1, the exclusivity obligations of Paragraph 1.4 shall immediately cease to apply and the terminating party (in the case of termination pursuant to Subparagraph 7.1(i)) or the non-breaching party (in the case of a termination pursuant to Subparagraph 7.1(ii)), shall have the exclusive right to perform the Contract or to otherwise participate in tenders or competitive ventures in the Territory. If this Agreement is terminated pursuant to Paragraph 7.1, whereby Pollard is the non-terminating party (in the case of termination pursuant to Subparagraph 7.1(i)) or the breaching party (in the case of a termination pursuant to Subparagraph 7.1(ii)), then this Agreement and the License Agreement shall automatically terminate and any right granted hereunder and thereunder shall expire and license be revoked.

(ii)	Except as expressly set out in this Agreement, any termination pursuant to Paragraph 7.1 shall be without prejudice to, and shall not be considered a waiver of, any other rights and/or remedies that the Parties may have under contract, at law and in equity.

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(iii)	The provisions of Paragraph 3, (in respect of the division of Net Receipts accrued prior to termination or expiration) and each of Paragraphs 4.4, 5, 7 and 8 shall survive any termination or expiration of this Agreement.

(iv)	The Parties agree that upon the expiration or early termination of this Agreement, each shall promptly return to the other any property of the other Party that may have been in its possession during the Term of this Agreement.

8.	Miscellaneous

8.1.	Confidentiality. Other than as may be required by any applicable law, government order or regulation, by order or decree of any court of competent jurisdiction and to the extent so required, or by prior written Mutual Approval, the Parties to this Agreement shall not publicly divulge, or in any manner disclose to any third party, any information, materials or matters that are proprietary or confidential to the other Party and the Parties shall do all such things as are reasonably necessary to prevent any such information becoming known to any Party other than the Parties involved with the transaction. Any publicity or press releases related to this Agreement or any of the specific terms and conditions of this Agreement shall be subject to Mutual Approval. The Parties agree that the provisions of the Confidentiality Agreement, signed by the Parties as of October 17th, 2011, shall continue to apply with regard to the Parties’ obligations under this Agreement.

8.2.	Force Majeure. The Parties shall be released from their responsibility for partial or complete non-execution of their liabilities under the Agreement should this non-execution be caused by circumstances such as fire, flood, earthquake, war, blockade, export/import embargo, strikes or other labor disturbances, power spikes or shortages or any other circumstances beyond their control (“Force Majeure”), and if these circumstances have had a direct damaging effect on the execution of the Agreement. This clause shall have effect only through the duration of the relevant Force Majeure circumstances. If the Force Majeure lasts for more than three months the Parties shall be released permanently from their responsibilities.

The Party who is unable to fulfill its obligations under the Agreement is to inform the other Party immediately regarding the occurrence and causation of the above circumstances.

8.3.	Miscellaneous Provisions.

(a)	This Agreement will bind and inure to the benefit of each Party's permitted successors and assigns. Neither Party may assign this Agreement in whole nor in part, without the other Party’s prior written consent, except for assignment by a Party to an entity, directly or indirectly, controlling, controlled by or under common control with such Party, in which case, a prior written notification to the other Party of thirty (30) days is required.

(b)	This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, and the laws of Michigan shall apply, without reference to conflicts of law rules, and without regard to its location of execution or performance.

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(c)	In the event that a dispute arises with respect to the provisions of this Agreement or the validity, interpretation, performance, breach or termination of the Agreement, the Parties shall apply reasonable effort to solve such dispute in good faith within 14 days of such dispute arising. Should they fail to do so, the dispute shall be referred to and resolved by arbitration before a single arbitrator appointed by the Parties. If within fourteen (14) days of service of written notice by either Party requesting agreement to the appointment of the arbitrator, the Parties have failed to appoint an agreed arbitrator, the appointing authority shall be the American Arbitration Association. The arbitrator shall have final decision-making authority in respect of the matter on behalf of the Joint Venture and the decision shall be binding on the Parties save as permitted under applicable law. The provision of the rules of the American Arbitration Association shall apply in respect of any arbitration conducted pursuant to this Agreement. Any arbitration commenced pursuant to this Agreement shall be conducted in English, in Detroit, Michigan.

(d)	Nothing in Paragraph 8.3(c) shall be construed as prohibiting any Party from applying to a court for interim equitable relief. Any such application, or an application to a court for the implementation of any such measures ordered by the arbitrator, shall not be deemed to be an infringement or waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitrator.

(e)	The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found prohibited by, invalid or unenforceable under applicable law, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

(f)	The Parties are independent contractors and neither this Agreement, nor any terms and conditions contained herein may be construed as creating or constituting a partnership, agency nor employment relationship between the Parties.

(g)	Any failure of any Party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other Parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(h)	Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

(i)	No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

(j)	This Agreement, together with its schedules and any other documents specifically referred to herein and which are incorporated by reference herein are the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings, both written and oral, regarding such subject matter.

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(k)	Each party hereto agrees to act in good faith with respect to the other Party or Parties hereto in exercising its rights and discharging its obligations under this Agreement. Each Party further agrees to use its reasonable best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each Party hereto agrees to execute, deliver and file whatever document or instrument is necessary or advisable to realize the purposes of this Agreement.

(l)	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile of pdf transmission.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date set forth on the first page of this Agreement.

POLLARD BANKNOTE LIMITED	NEOGAMES NETWORK Limited

By:
By:

Its:	Its:

Date:	Date:

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SCHEDULE “A”

SOFTWARE LICENSE AND SERVICES AGREEMENT

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SCHEDULE “B”

Contributions Schedule

NG Contributions. At its sole expense (subject to reimbursement of those categories of expenses listed in Schedule “C” hereto), NG agrees to contribute the following Contributions to the Joint Venture on a continuing basis as required during the Term (collectively, the “NG Contributions”):

(a)	NG Gaming Offering with such customizations as are necessary to conform with the requirements of the iLottery System, including the initial gaming offering of twenty (20) lottery games, required by the Lottery within the framework of the iLottery Games in accordance with the RFP;

(b)	Customization of the four (4) additional games, to be provided by Pollard, which are required by the Lottery in the RFP in addition to the initial gaming offering set forth above, and incorporation of these games into the iLottery Games offering (the “Additional Games”); and

(c)	NG Intellectual Property Rights, subject to the terms of the License Agreement;

Pollard Contributions. At its sole expense (subject to reimbursement of those categories of expenses listed in Schedule “C” hereto), Pollard agrees to contribute the following Contributions to the Joint Venture on a continuing basis as required during the Term (collectively, the “Pollard Contributions”):

(a)	Pollard Intellectual Property, including any and all of its rights in the Additional Games.

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SCHEDULE “C”

Expense Reimbursement

The Parties expressly agree that the following categories of direct and verifiable expenses shall be reimbursable out of Gross Receipts pursuant to Paragraph 3.1 of this Agreement or, to the extent that Gross Receipts are, at any time, insufficient for the purposes of reimbursement, paid by the Party who has incurred the obligation or commitment and reimbursed as to 50% by the other party pursuant to Paragraphs 3.1 and 4.2 of the Agreement:

Reimbursable NG Services

(a)	Integration of the NG Gaming Offering and other third party components of the iLottery System and iLottery Games (each a ‘third party integration’);

(b)	operational support and maintenance of the iLottery System; and

(c)	Training in connection with NG Gaming Offering.

Reimbursable Pollard Services

(a)	Engaging Service Providers in Third Party Contracts;

(b)	employment costs related to the Customer Service Centre including salaries, payroll-related taxes, premiums, fees, vacation pay, statutory holiday pay, benefits, pension contributions, etc.;

(c)	expenses related to execution of Marketing Plan; and

(b)	Customization and furnishing of the Customer Service Center facility and ongoing operations.

Reimbursable Joint Services

Expenses related to:

(a)	Provision of customer support services and staffing;

(b)	Data centers, including set-up, equipment purchases and ongoing operations; and

(c)	Project staffing.